Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion herein and the incorporation by reference in the Registration Statements on Form S-3 and related prospectuses (Registration Nos. 333-125014, 333-115316, 333-108380, 333-91548, 333-64732 and 333-60076) and on Form S-8 (Registration Nos. 333-125823, 333-116276, 333-91544, 333-64166, 333-90489, and 333-42803) of VCampus Corporation of our report dated September 30, 2005 with respect to the consolidated financial statements of Prosoft Learning Corporation for the year ended July 31, 2005, included in this Form 8-K/A.

/s/ Hein & Associates LLP

Denver, Colorado
November 21, 2006